Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NYIAX, Inc. on Form S-1 Amendment No.1 [Registration No. 333-273464] of our report dated July 20, 2023 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of NYIAX, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 1, 2023